Exhibit 10-L-1

Description of Compensation Arrangements for Alan Mulally
On June 30, 2014, the Compensation Committee of the Board of Directors of the Company determined that, effective July 1, 2014, the effective date of Mr. Mulally’s retirement from the Company, Mr. Mulally would retain the performance-based stock awards he received in March 2014, and that the Company would continue its arrangements with Mr. Mulally related to housing and travel for a period of transition through August 31, 2014.
In addition, on February 11, 2015, the Compensation Committee determined that Mr. Mulally is eligible to receive a non-prorated award under the Company’s Annual Incentive Compensation Plan for the 2014 performance period.